Exhibit 10.39

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is made as of June 28, 2016, by and between ARE-SEATTLE NO. 17, LLC, a Delaware limited liability company (“Landlord”), and KINETA, INC., a Washington corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are now parties to that certain Lease Agreement dated as of November 19, 2010, as amended by that certain First Amendment to Lease dated as of August 12, 2011, as further amended by that certain Second Amendment to Lease dated as of August 28, 2012, and as further amended by that certain Third Amendment to Lease dated as of February 28, 2013 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 12,104 rentable square feet (the “Existing Premises”), located in that certain real property located at 219 Terry Avenue North, Seattle, Washington (“Building”). The Existing Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.

Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) expand the size of the Premises by adding approximately 9,960 rentable square feet of space, consisting of approximately 9,044 rentable square feet located on the second floor of the Building and approximately 916 rentable square feet located in the basement of the Building, as more particularly described on Exhibit A attached hereto (collectively, the “Second Expansion Premises”), and (ii) extend the Base Term of the Lease.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Second Expansion Premises. In addition to the Existing Premises, commencing on the Second Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Second Expansion Premises.

2.	Delivery. Landlord shall use reasonable efforts to deliver possession of the Second Expansion Premises to Tenant with Landlord’s Work (as defined in the Work Letter attached hereto as Exhibit B) in the Second Expansion Premises Substantially Completed (“Delivery” or “Deliver”) on or before the Target Second Expansion Premises Commencement Date. The “Target Second Expansion Premises Commencement Date” shall be August 1, 2017. If Landlord fails to timely Deliver the Second Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Second Expansion Premises shall not be void or voidable.

The “Second Expansion Premises Commencement Date” shall be the earlier of: (i) the date Landlord Delivers the Second Expansion Premises to Tenant; or (ii) the date Landlord could have Delivered the Second Expansion Premises but for Tenant Delays (as defined in the Work Letter).

Tenant acknowledges that Landlord shall require access to the Existing Premises following the date of this Fourth Amendment in order to complete certain Landlord’s Work. Landlord and its contractors and agents shall have the right to enter the Existing Premises following the date of this Fourth Amendment in order to complete Landlord’s Work. Tenant acknowledges that Landlord’s completion of Landlord’s Work in the Existing Premises may adversely affect Tenant’s use and occupancy of the Existing Premises. Landlord shall endeavor to coordinate Landlord’s Work in the Existing Premises with Tenant and to minimize interference with Tenant’s operations in the Existing Premises in connection with Landlord’s Work in the Existing Premises. Tenant waives all claims against Landlord in connection with Landlord’s performance of Landlord’s Work, including claims for rent abatement.

Except as set forth in this Fourth Amendment: (i) Tenant shall accept the Second Expansion Premises in their condition as of the Second Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Second Expansion Premises; and (iii) Tenant’s taking possession of the Second Expansion Premises shall be conclusive evidence that Tenant accepts the Second Expansion Premises and that the Second Expansion Premises were in good condition at the time possession was taken. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Second Expansion Premises Commencement Date and the expiration date of the Term in a form substantially similar to the form of the “Acknowledgment of Commencement Date” attached to the Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Second Expansion Premises, and/or the suitability of the Second Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Second Expansion Premises are suitable for the Permitted Use.

3.	Premises. Commencing on the Second Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on page 1 of the Lease are deleted in their entirety and replaced with the following:

“Premises: That portion of the Building containing approximately 22,064 rentable square feet, consisting of the (i) “Original Premises” containing approximately 9,390 rentable square feet consisting of the entire top floor of the Building and approximately 1,071 rentable square feet located in the basement of the Building, (ii) “Expansion Premises” containing approximately 1,643 rentable square feet located in the basement of the Building, and (iii) “Second Expansion Premises” containing approximately 9,044 rentable square feet located on the second floor of the building and approximately 916 rentable square feet located in the basement of the building, all as determined by Landlord, as shown on Exhibit A.”

As of the Second Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Second Expansion Premises as shown on Exhibit A attached to this Fourth Amendment.

4.	Base Term. Commencing on the Second Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term: A term beginning (i) with respect to the Original Premises, on the Commencement Date, (ii) with respect to the Expansion Premises, on the Expansion Premises Commencement Date, and (iii) with respect to the Second Expansion Premises, on the Second Expansion Premises Commencement Date, and ending with respect to the entire Premises on the date that is 84 months after the Second Expansion Premises Commencement Date.”

5.	Base Rent.

a.

Existing Premises. Tenant shall continue to pay Base Rent with respect to the Existing Premises as set forth in the Lease through February 28, 2017. Commencing on March 1, 2017, Tenant shall pay Base Rent for the Existing Premises in the amount of $53.00 per rentable square foot of the Existing Premises per year. Commencing on March 1, 2018, and thereafter on each subsequent March 1st during the Base Term (each an “Adjustment Date”), Base Rent for the Existing Premises shall be increased by multiplying the Base Rent payable for the Existing Premises immediately before such Adjustment Date by 3% (the “Adjustment Percentage”) and adding the resulting amount to the Base Rent payable for the Existing Premises immediately before such Adjustment Date. Base Rent for the Existing Premises, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

Notwithstanding the foregoing, for the period commencing March 1, 2017, through June 30, 2017 (the “Existing Premises Abatement Period”), so long as no Default has occurred under the Lease, Tenant shall only be required to pay Base Rent with respect to 6,052 rentable square feet of the Existing Premises. Tenant shall resume paying Base Rent with respect to the entire Existing Premises on July 1, 2017. For the avoidance of doubt, (i) Tenant shall be required to pay for all Operating Expenses, Utilities and janitorial services with respect to the Existing Premises as provided under the Lease during the Existing Premises Abatement Period, and (ii) during the Existing Premises Abatement Period, Tenant shall be required to pay administration rent each month equal to the amount of the administration rent that Tenant would have been required to pay pursuant to Section 5 of the original Lease in the absence of there being an Existing Premises Abatement Period with respect to Existing Premises.

b.

Second Expansion Premises. Commencing on the Second Expansion Premises Commencement Date, Tenant shall pay Base Rent for the Second Expansion Premises at the same rate per rentable square foot per month that Tenant is then paying for the Existing Premises, as increased during the Base Term as provided for in Section 5(a) above.

Notwithstanding the foregoing for the period commencing on the Second Expansion Premises Commencement Date through the date that is 120 days after the Second Expansion Premises Commencement Date (the “Second Expansion Premises Abatement Period”). Tenant shall only be required to pay Base Rent with respect to 4,980 rentable square feet of the Second Expansion Premises. Tenant shall commence paying Base Rent with respect to the entire Second Expansion Premises on the date that is 121 days after the Second Expansion Premises Commencement Date. For the avoidance of doubt, (i) Tenant shall be required to pay for all Operating Expenses, Utilities and janitorial services with respect to the Second Expansion Premises as provided under the Lease during the Second Expansion Premises Abatement Period, and (ii) during the Second Expansion Premises Abatement Period, Tenant shall be required to pay administration rent each month equal to the amount of the administration rent that Tenant would have been required to pay pursuant to Section 5 of the original Lease in the absence of there being an Second Expansion Premises Abatement Period with respect to Second Expansion Premises.

6.	Tenant’s Share of Operating Expenses. Commencing on the Second Expansion Premises Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease is hereby deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses: 72%”

7.	Parking. As of the date of this Fourth Amendment, Section 10 of the original Lease is hereby deleted in its entirety and replaced with the following:

“10.

Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord or its rights hereunder, Tenant shall be allocated and required to pay for its pro rata share of parking spaces at the Project, which parking spaces shall be in those areas at the Project designated by Landlord for non-reserved parking, subject in each case to Landlord’s rules and regulations and payment of $185 per month (“Parking Charges”). Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project.

On each anniversary of the Commencement Date (each, a “Parking Charge Adjustment Date”), the Parking Charges shall be increased by the Market Parking Rate, not to exceed 5%. The “Market Parking Rate” shall mean the then market rental rate for parking spaces as determined by Landlord and agreed to by Tenant, which shall in no event be less than the Parking Charges payable as of the date immediately preceding the Parking Charge Adjustment Date. If Landlord and Tenant are unable to agree on the Market Parking Rate after negotiating in good faith, the Market Parking Rate will be determined through arbitration in accordance with Section 39(b). The Parking Charges, as so adjusted, shall thereafter be due as provided herein. Landlord shall give Tenant written notice indicating the Parking Charges, as adjusted pursuant to this Section 10, and the method of computation and Tenant shall pay to Landlord an amount equal to any underpayment of Parking Charges by Tenant within 15 days of Landlord’s notice to Tenant. Failure to deliver such notice shall not reduce, abate, waive or diminish Tenant’s obligation to pay the adjusted Parking Charges.”

8.	Right to Extend Term. Section 40 of the original Lease is hereby deleted in its entirety and replaced with the following:

“40.

Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

a.

Extension Rights. Tenant shall have 2 consecutive rights (each, an “Extension Right”) to extend the term of this Lease for 5 years each (each, an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letters) by giving Landlord written notice of its election to exercise each Extension Right at least 12 months prior to the expiration of the Base Term of the Lease or the expiration of the prior Extension Term.

Upon the commencement of any Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by the Adjustment Percentage. As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size and quality (including all Tenant Improvements, Alterations and other improvements) in Class A laboratory/office buildings in the Seattle area for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, views, parking costs, leasing commissions, allowances or concessions, if any. Notwithstanding the foregoing, the Market Rate shall in no event be less than the Base Rent payable as of the date immediately preceding the commencement of such Extension Term increased by the Adjustment Percentage multiplied by such Base Rent. In addition, Landlord may impose a market rent for the parking rights provided hereunder.

If, on or before the date which is 270 days prior to the expiration of the Base Term of this Lease or the expiration of the prior Extension Term, Tenant has not agreed with Landlord’s determination of the Market Rate during the applicable Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 40(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise an Extension Right by delivering notice to Landlord as required in this Section 40(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for such Extension Term.

b.

Arbitration.

(i)

Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate, each party shall deliver to the other a proposal containing the Market Rate that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent for the first year of the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the first year of the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii)

The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate is not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate for the first year of the Extension Term.

(iii)

An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater Seattle metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater Seattle metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

c.

Rights Personal. Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

d.

Exceptions. Notwithstanding anything set forth above to the contrary, Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights:

(i)

during any period of time that Tenant is in Default under any provision of this Lease; or

(ii)

if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12-month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured.

e.

No Extensions. The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

f.

Termination. The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.”

9.	Lease of Premises. From and after the mutual execution and delivery of this Fourth Amendment by the parties with respect to the Existing Premises, and from and after the Second Expansion Premises Commencement Date with respect to the Second Expansion Premises, through the expiration of the Term, Tenant shall have access to the Building and the Premises 24 hours a day, 7 days a week, except in the case of emergencies, as the result of Legal Requirements, the performance by Landlord of any installation, maintenance or repairs, or any other temporary interruptions, and otherwise subject to the terms of the Lease.

10.	Right to Expand. Tenants Expansion Right pursuant to Section 39 of the original Lease shall remain in full force and effect, subject to the terms of Section 39 of the original Lease, following the mutual execution and delivery of this Fourth Amendment by the parties provided that Tenant must be occupying 100% of its then-existing Premises at the time Tenant exercises such Expansion Right pursuant to Section 39.

11.	Signs. Landlord, at Landlord’s cost, shall install non-exclusive Building directory signage reasonably acceptable to Landlord in a location within the main lobby of the Building reasonably acceptable to Landlord. All signage on the Building directory including, without limitation, the size, color and type, shall be subject to Landlord’s prior written approval and shall be consistent with Landlord’s signage program at the Project subject to Legal Requirements.

12.	Security Deposit. The Security Deposit under the Lease shall not be increased in connection with Tenant’s expansion of the Premises to include the Second Expansion Premises pursuant to this Fourth Amendment.

13.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Fourth Amendment and that no Broker brought about this transaction, other than Kidder Mathews. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Kidder Mathews claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Fourth Amendment.

14.	Miscellaneous.

a.

This Fourth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fourth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.

This Fourth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents and assigns.

c.

This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fourth Amendment attached thereto.

d.

Except as amended and/or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment. In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment shall prevail. Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.

[Signatures are on the next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first above written.

TENANT:

KINETA, INC.,
a Washington corporation

By:	/s/ Robert Hedequist
Its:	President and Chief Operating Officer

LANDLORD:

ARE-SEATTLE NO. 17, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES. L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

	By:	/s/ Jackie Clem
	Its:	Senior Vice President, RE Legal Affairs

Landlord’s Acknowledment

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA	)
) §
County of	)

On June 28, 2016, before me, Teryll E. Sacks, a Notary Public personally appeared Jackie Clem who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Teryll Elizabeth Sacks
Signature of Notary

(Affix seal here)

TENANT’S ACKNOWLEDGMENT

STATE OF Washington )
)	ss.
COUNTY OF King )

On this 23rd day of June, 2016, before me personally appeared Robert Hedequist to me Known to be the President and COO of Kineta, Inc., a Washington corporation, that executed the within and foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that they were authorized to execute said instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Pauline Kenny
(Signature of Notary)
Pauline Kenny
(Legibly Print or Stamp Name of Notary)
Notary Public in and for the State of Washington,
residing at Bellevue, Washington
My appointment expires: 3/28/2017

Exhibit A

Second Expansion Premises

Exhibit B

Work Letter

THIS WORK LETTER dated June 28, 2016 (this “Work Letter”) is made and entered into by and between ARE-SEATTLE NO. 17, LLC, a Delaware limited liability company (“Landlord”), and KINETA, INC., a Washington corporation (“Tenant”), and is attached to and made a part of the Lease Agreement dated as of November 19, 2010, as amended by that certain First Amendment to Lease dated as of August 12, 2011, as further amended by that certain Second Amendment to Lease dated as of August 28, 2012, as further amended, by that certain Third Amendment to Lease dated as of February 28, 2013, and as further amended by that certain Fourth Amendment to Lease dated of even date herewith (as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1.

General Requirements.

(a)

Tenant’s Authorized Representative. Tenant designates Camp Fellin (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b)

Landlord’s Authorized Representative. Landlord designates John Cox (“Landlord’s Representative”) as the only person authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c)

Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that: (i) the general contractor and any subcontractors for the Tenant Improvements shall be selected by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) SABA Architects shall be the architect (the “TI Architect”) for the Tenant Improvements.

2.

Tenant Improvements.

(a)

Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Second Expansion Premises of a fixed and permanent nature including, without limitation, those improvements shown on the TI Construction Drawings, as defined in Section 2(c) below. Other than Landlord’s Work (as defined in Section 3(a)) below, Landlord shall not have any obligation whatsoever with respect to the finishing of the Second Expansion Premises for Tenant’s use and occupancy.

(b)

Tenant’s Space Plans. Tenant shall deliver to Landlord and the TI Architect schematic drawings and outline specifications (the “TI Design Drawings”) detailing Tenant’s requirements for the Tenant improvements in the portion of the Second Expansion Premises located on the second floor of the Building (the “Second Floor Expansion Premises”) within 10 business days of the date hereof. Not more than 10 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to the TI Design Drawings. Tenant shall cause the TI Design Drawings to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 10 days thereafter. Such process shall continue until Landlord has approved the TI Design Drawings.

(c)

Working Drawings. Landlord shall cause the TI Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements in the Second Floor Expansion Premises (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the TI Design Drawings. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements in the Second Floor Expansion Premises. Tenant shall deliver its written comments on the TI Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the TI Design Drawings without submitting a Change Request. Landlord and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments, but Tenant’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the TI Design Drawings, Tenant shall approve the TI Construction Drawings submitted by Landlord, unless Tenant submits a Change Request. Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below).

(d)

Approval and Completion. It is hereby acknowledged by Landlord and Tenant that the TI Construction Drawings must be completed and approved not later than September 1, 2016, in order for the Landlord’s Work in the Second Floor Expansion Premises to be Substantially Complete by the Target Second Expansion Premises Commencement Date (as defined in the Fourth Amendment). Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building Systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3.

Performance of Landlord’s Work.

(a)

Definition of Landlord’s Work. As used herein, “Landlord’s Work” shall mean the work of (i) constructing the Tenant Improvements, and (ii) constructing the improvements in the Existing Premises set forth in Schedule 1 attached hereto.

Tenant shall be solely responsible for ensuring that the design and specifications for Landlord’s Work are consistent with Tenant’s requirements. Landlord shall be responsible for obtaining all permits, approvals and entitlements necessary for Landlord’s Work, but shall have no obligation to, and shall not, secure any permits, approvals or entitlements related to Tenant’s specific use of the Second Expansion Premises or Tenant’s business operations therein

(b)

Commencement and Permitting. Landlord shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Tenant. The cost of obtaining the TI Permit shall be payable from the TI Fund. Tenant shall assist Landlord in obtaining the TI Permit. If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that: (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

(c)

Completion of Landlord’s Work. Landlord shall substantially complete or cause to be substantially completed Landlord’s Work in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of Landlord’s Work, Landlord shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any request by Tenant for modifications to Landlord’s Work; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of Landlords Work.

(d)

Selection of Materials. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant; the option will be selected at Landlord’s sole and absolute discretion. As to all building materials and equipment that Landlord is obligated to supply under this Work Letter, Landlord shall select the manufacturer thereof in its sole and absolute discretion.

(e)

Delivery of the Second Expansion Premises. When the Tenant Improvements are Substantially Complete, subject to the remaining terms and provisions of this Section 3(e), Tenant shall accept the Second Expansion Premises. Tenants taking possession and acceptance of the Second Expansion Premises shall not constitute a waiver of: (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, or (iii) any claim that the Tenant Improvements in the Second Floor Expansion Premises were not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) (collectively, a “Construction Defect”). Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period. If the contractor fails to remedy such Construction Defect within a reasonable time, Landlord shall continue to use reasonable efforts to remedy the Construction Defect within a reasonable period.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturers equipment warranties relating to equipment installed in the Premises. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely out of the TI Fund. Landlord shall promptly undertake and complete, or cause to be completed, all punch list items.

(f)

Commencement Date Delay. Except as otherwise provided in the Lease, Delivery of the Second Expansion Premises shall occur when Landlord’s Work in the Second Expansion Premises has been Substantially Completed, except to the extent that completion of Landlord’s Work shall have been actually delayed by any one or more of the following causes (“Tenant Delay”):

(i)

Tenant’s Representative was not available to give or receive any Communication or to take any other action required to be taken by Tenant hereunder;

(ii)

Tenant’s request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;

(iii)

Construction of any Change Requests;

(iv)

Tenant’s request for materials, finishes or installations requiring unusually long lead times;

(v)

Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(vi)

Tenant’s delay in providing information critical to the normal progression of the Project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of any request for such information from Landlord:

(vii)

Tenant’s delay in making payments to Landlord for Excess TI Costs (as defined in Section 5(d) below); or

(viii)

Any other act or omission by Tenant or any Tenant Party (as defined in the Lease), or persons employed by any of such persons.

If delivery is delayed for any of the foregoing reasons, then Landlord shall cause the TI Architect to certify the date on which the Tenant Improvements in the Second Expansion Premises would have been Substantially Completed but for such Tenant Delay and such certified date shall be the date of Delivery.

4.

Changes. Any changes requested by Tenant to the Tenant Improvements in the Second Expansion Premises after the delivery and approval by Landlord of the TI Design Drawings shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed.

(a)

Tenant’s Request For Changes. If Tenant shall request changes to the Tenant Improvements in the Second Expansion Premises (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenants Representative. Landlord shall, before proceeding with any Change, use commercially reasonable efforts to respond to Tenant as soon as is reasonably possible with an estimate of: (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid from the TI Fund to the extent actually incurred, whether or not such change is implemented). Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete. Any such delay in the completion of Landlords Work caused by a Change, including any suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be Tenant Delay.

(b)

Implementation of Changes. If Tenant: (i) approves in writing the cost or savings and the estimated extension in the time for completion of Landlord’s Work, if any, and (ii) deposits with Landlord any Excess TI Costs required in connection with such Change, Landlord shall cause the approved Change to be instituted. Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the TI Architect’s determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.

5.

Costs.

(a)

Budget For Landlord’s Work. Before the commencement of construction of Landlord’s Work, Landlord shall obtain a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of Landlord’s Work (the “Budget”). The Budget shall be based upon the TI Construction Drawings approved by Tenant and the costs of Landlord’s Work not reflected in the TI Construction Drawings, and shall include a payment to Landlord of administrative rent (“Administrative Rent”) equal to 3% of the TI Costs for monitoring and inspecting the construction of Landlord’s Work and Changes, which sum shall be payable from the TI Fund (as defined in Section 5(d)). Administrative Rent shall include, without limitation, all out-of-pocket costs, expenses and fees incurred by or on behalf of Landlord arising from, out of, or in connection with monitoring the construction of Landlord’s Work and Changes, and shall be payable out of the TI Fund. If the Budget is greater than the TI Allowance, Tenant shall deposit with Landlord the difference, in cash, prior to the commencement of construction of Landlord’s Work or Changes, for disbursement by Landlord as described in Section 5(d).

(b)

TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (the “Allowance”) of $500,000 in the aggregate. The TI Allowance shall be disbursed in accordance with this Work Letter. Prior to the Substantial Completion of the Tenant Improvements, within 10 days following written request from Tenant, but no more than once per month, Landlord shall provide a detailed accounting of the TI Allowance expended to the date of such accounting.

Tenant shall have no right to the use or benefit (including any reduction to or payment of Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4, except that, so long as no Default has occurred under the Lease, any portion of the TI Allowance remaining unused after the completion and payment in full of Landlord’s Work may, upon I tenant’s delivery of written notice to Landlord (which written notice must be delivered to Landlord within 30 days after the completion and payment in full of Landlord’s Work), be applied to Base Rent next coming due under the Lease.

(c)

Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of Landlord’s Work, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of Landlord’s Work, the cost of preparing the TI Design Drawings and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, Landlord’s out-of-pocket expenses, costs resulting from Tenant Delays and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into Landlord’s Work.

(d)

Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of Landlord’s Work except to the extent of the TI Allowance. If at any time the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to complete Landlord’s Work, 100% of the then current TI Cost in excess of the remaining TI Allowance (“Excess TI Costs”). If Tenant fails to deposit any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. The TI Allowance and Excess TI Costs are herein referred to as the “TI Fund.” Funds deposited by Tenant shall be the first disbursed to pay TI Costs. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance. If upon completion of Landlord’s Work and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

6.

Tenant Access.

(a)

Tenant’s Access Rights. Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Second Expansion Premises (i) 7 days prior to the Second Expansion Premises Commencement Date to perform any work (“Tenant’s Work”) required by Tenant in the Second Expansion Premises other than the Tenant Improvements, provided that such Tenant’s Work is coordinated with the TI Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose, and (ii) prior to the completion of the Tenant Improvements, to inspect and observe work in process; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord. Any entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of the Tenant Improvements and acceptance thereof by Tenant.

(b)

No interference. Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Second Expansion Premises until Substantial Completion of Landlord’s Work in the Second Expansion Premises.

(c)

No Acceptance of Premises. The fact that Tenant may, with Landlord’s consent, enter into the Second Expansion Premises prior to the date the Tenant Improvements are Substantially Complete for the purpose of performing Tenant’s Work shall not be deemed an acceptance by Tenant of possession of the Second Expansion Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant’s property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, caused by the act or omission of Tenant or any Tenant Party.

7.

Miscellaneous.

(a)

Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b)

Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

(c)

No Default Funding. In no event shall Landlord have any obligation to fund any portion of the TI Allowance or to perform any Landlord’s Work during any period that Tenant is in Default under the Lease.

Schedule 1

Improvements in the Existing Premises